Exhibit 10.29

300 THIRD AVENUE
Waltham, Massachusetts

LEASE

dated July 28, 2000

LANDLORD: LGP Limited Partnership

TENANT: IKOS Systems, Inc.

300 THIRD AVENUE
Waltham, Massachusetts

LEASE

dated July 28, 2000

ARTICLE I
REFERENCE DATA

1.1      Subjects Referred to

             Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Article.

LANDLORD:	LGP Limited Partnership, a Massachusetts limited partnership

LANDLORD’S ADDRESS:	c/o Crosspoint Associates, lnc.
217 West Central Street Natick, MA 01760
Attention: James F. Carlin, III or John W. Hueber

TENANT:	IKOS Systems Inc., a Delaware Corporation

TENANT’S ORIGINAL ADDRESS:

TERM COMMENCEMENT DATE:	August 1, 2000

TERM EXPIRATION DATE:	July 31, 2010

TERM EXTENSION:	One Five-Year Extension of the Term

ANNUAL FIXED RENT:	As follows:

08/01/00 - 12/31/00:	$20.00/Rentable Square Foot as to 11,500 Rentable Square Feet and $18.00/Rentable Square Foot as to 10,500 Rentable Square Feet, the total of which is payable in equal monthly installments of $34,916.67

01/01/01 - 02/28/01:	$34.00/Rentable Square Foot as to 11,500 Rentable Square Feet and $18.00/Rentable Square Foot as to 10,500 Rentable Square Feet, the total of which shall be payable in equal monthly installments of $48,333.33

02/28/01 - 7/31/01:	$34.00/Rentable Square Foot as to 11,500 Rentable Square Feet and $20.00/Rentable Square Foot as to 10,500 Rentable Square Feet, the total of which shall be payable in equal monthly installments of $50,083.33

08/01/01 - 07/31/03:	$34.00/Rentable Square Foot as to 22,000 Rentable Square Feet, the total of which shall be payable in equal monthly installments of $62,333.33

08/01/03 - 07/31/10	$39.10/Rentable Square Foot as to 22,000 Rentable Square Feet, the total of which shall be payable in equal monthly installments of $71,683.33

SECURITY DEPOSIT:	$391,000.00, of which $130,333.00 shall be in the form of cash and $260,667.00 shall be in the form of an irrevocable letter of credit, as further provided in Section 2.9.

BUILDING:	The entire building known as and numbered 300 Third Avenue, Waltham, Massachusetts and all improvements on the land more specifically shown on the Site Plan, attached hereto as Exhibit B (the “Land”)

TOTAL RENTABLE FLOOR AREA OF BUILDING:	22,000 rentable square feet on the first and second floors of the Building

PREMISES:	As defined in Section 2.1

TOTAL RENTABLE FLOOR AREA OF PREMISES:	22,000 rentable square feet, as set forth in Section 2. 1

PERMITTED USES:	General office.

PUBLIC LIABILITY INSURANCE:	$10,000,000.00

BROKER:	Grubb & Ellis Company

PROPERTY:	The Building and Land, including without limitation parking areas, garages, drives, walks, landscaped areas and other common areas.

1.2      Exhibits

             The following is a list of Exhibits attached to this Lease.

Exhibit A.   Floor Plan

Exhibit B.   Site Plan

ARTICLE II
PREMISES; TERM; RENT; OPERATING
EXPENSES; AND ELECTRICITY

2.1      Premises and Exclusions

             Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises as identified in this Section. The Premises shall consist of 22,000 Square Feet of Rentable Floor Area on the first and second floors of the Building and currently comprising all of the Total Rentable Floor Area of the Building, all as shown on Exhibit A attached hereto. Notwithstanding the foregoing, the Landlord acknowledges and consents to the 1 year Sublease dated of even date, by and between IKOS Systems, Inc., as Sublandlord and Mitsubishi Electric ITA, as Subtenant for the first floor of the Building, consisting of 10,500 square feet of Rentable Floor Area. The Premises shall be delivered vacant and in broom clean condition, subject to the aforementioned Sublease of the first floor of the Building.

             The Premises shall include areas and facilities within the Building that are typically deemed to be common areas and facilities of the Building, including without limitation exterior faces of exterior walls, the common stairways and stairwells, entrance ways and any lobby and courtyard areas, elevators and elevator wells, fan rooms, electric and telephone closets, janitor closets, freight elevator vestibules, and pipes, ducts, conduits, wires and appurtenant fixtures serving other parts of the Building (exclusively or in common) and other common areas and facilities. Tenant accepts the Premises in its current “as is” condition except only that Landlord shall demise the Premises for the aforementioned short term Sublease with Mitsubishi, provided, however, that Landlord shall in no event be required to spend more than $30,000.00 for all associated costs of such work (the “Landlord Work”). In the event that Landlord has not substantially completed the Landlord Work on or before October 1, 2000, then Tenant shall have the right to complete such Landlord Work and Landlord shall reimburse Tenant for all reasonable construction costs incurred by Tenant in connection therewith. This Lease is subject to all easements, restrictions, agreements, and encumbrances of record to the extent in force and applicable as long as such do not interfere with Tenant’s use as described in this lease.

2.3      Reservations

             Landlord reserves the right from time to time: (a) to install, use, maintain, repair, replace and relocate for service to the Premises and/or other parts of the Building, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or the Building, (b) to alter or relocate any other common facility, including without limitation any lobby, parking, pedestrian and vehicular access ways and courtyard areas, (c) the right to add an additional floor to the top of the Building, provided however, (i) Landlord shall be required to use reasonable efforts to minimize interference with Tenant’s business and use of the Premises during the period of any work permitted in (a) - (c), above, (ii) Tenant shall not be required to pay for the increased utilities used by Landlord (as such is determined by the Landlord in its reasonable discretion) to construct the additional floor, (iii) All contractors used by Landlord in constructing the additional floor must maintain insurance to protect the Tenant, its employees and invitees, and (iv) Landlord shall not reduce the Total Rentable Floor Area of the Premises to less than 22,000 rentable square feet. Notwithstanding the foregoing, if the Landlord adds an additional floor to the Building, the Landlord further reserves the right to create common areas and facilities of the Building from space within the Premises, provided that such space is replaced with space of comparable square footage in a manner mutually agreed upon by the parties in good faith.

2.4      Term

             The Term will begin at 12:01 a.m. on the Term Commencement Date and end at 12:00 midnight on the Term Expiration Date.

2.5      Annual Fixed Rent

             Tenant covenants and agrees to pay the Annual Fixed Rent in Section 1.1 to Landlord each year in advance in equal monthly installments on the first day of each calendar month during the Term commencing as of the Term Commencement Date. All payments shall be due without billing or demand and without deduction, set off or counterclaim. Tenant shall make payment for any portion of a month at the beginning or end of the Term, or in any month in which the Total Rentable Square Footage is modified, all as the case may be. All payments shall be payable to Landlord at its Address as specified in Section 1.1, or to such other entities at such other places as Landlord may from time to time designate in writing to Tenant.

2.6      Additional Charges—Operating Expenses and Taxes

             2.6.1 Additional Charges—General Covenant. Beginning with the Term Commencement Date, Tenant covenants and agrees to pay to the designated third party all Operating Expenses and Taxes for the Building. However, Landlord reserves the option, exercisable in its sole discretion and in writing to Tenant, to require Tenant to pay monthly installments of either or both of the Operating Expenses and Taxes for the Building either to Landlord directly or to Landlord’s mortgagee. Landlord, Crosspoint Associates, Inc. or an affiliated entity of either one will assume full management responsibilities for the Building, however, if, at Landlord’s sole discretion, Landlord wishes to hire a third party to assume such responsibilities it shall so notify Tenant. In any such cases a management fee shall be included in Operating Expenses hereunder. The Management Fee shall at all times be five percent ( 5%) of the total Annual Fixed Rent plus additional charges due hereunder.

             Appropriate adjustments in Tenant’s share of Operating Expenses and Taxes shall be made by Landlord for any portion of a year occurring at the beginning or end of the Term, or for any year during which changes occur in the Rentable Floor Area of the Premises. Such adjustments, where they involve partial years, shall be prorated on the basis of the number of days that the Lease Term is in effect, during the applicable period.

             In the event Landlord elects to have Tenant make monthly payments of Operating Expenses and/or Taxes directly to Landlord or its mortgagee, the payments for Operating Expenses and Taxes under this Section 2.6 shall be paid in monthly installments on the first day of each calendar month in amounts reasonably estimated by Landlord for the then current calendar year. Landlord may from time to time revise such estimates based on available information relating to Landlord’s Operating Expenses and Taxes or otherwise affecting the calculation hereunder, including but not limited to a modification of the Rentable Floor Area of the Building. Within 90 days after the end of each calendar year, Landlord will provide Tenant with an accounting of Landlord’s Operating Expenses and Taxes and other data necessary to calculate additional charges due under this Lease for such calendar year prepared in accordance with there terms of this Lease and otherwise in accordance with generally accepted accounting principles. There shall then be an adjustment between Landlord and Tenant for the calendar year covered by such accounting so that Landlord shall have received the exact amount of additional charges due hereunder. Any overpayments by Tenant hereunder shall be credited against the next payments of additional charges due under this Section 2.6, provided there are no outstanding amounts due Landlord under this Lease at such time. If there are such outstanding amounts due Landlord under this Lease, any overpayments by Tenant hereunder shall be credited first against such outstanding amounts due. Any underpayments by Tenant shall be due and payable within thirty (30) days after delivery of Landlord’s statement. With respect to the calendar year in which the Term begins or ends, the adjustment shall be pro rated for the portion of the year included in the Term, but shall take place nevertheless at the times provided in the preceding sentences.

             2.6.2 Payment. Beginning with the Term Commencement Date, additional charges for Operating Expenses and Taxes under this Section 2.6 shall be paid in a timely manner to Landlord or to the appropriate third party, as the case may be, with copies of such payments and invoices being provided by Tenant to Landlord at the time of payment. With respect to the calendar year in which the Term ends any adjustment in Operating Expenses or Taxes shall be pro rated for the portion of the year included in the Term, and shall take place within thirty (30) days after the Expiration Date.

             2.6.3 “Operating Expenses”—Definition. “Operating Expenses” means all reasonable costs of owning, servicing, operating, managing, maintaining, and repairing the Property, including, without limitation, the reasonable costs of the following: (i) supplies, materials and equipment purchased or rented, total wage and salary costs paid to, and all contract payments made on account of, all persons engaged exclusively in the operation, maintenance, security, cleaning and repair of the Property, including Social Security, old age and unemployment taxes and employee related benefits and, where any such person is not so engaged exclusively, a fair and reasonable allocation based on their time spent on the Property; (ii) maintenance and repair of and services provided to or on behalf of the Property performed by Landlord’s employees or by other persons under contract with Landlor d; (iii) utilities consumed and expenses incurred in the operation, maintenance and repair of the Property for normal office use including, without limitation, oil, gas, electricity, water, sewer, and/or septic system maintenance and repair; (iv) casualty, liability and other insurance, and un-reimbursed costs incurred by Landlord which are subject to a reasonable insurance deductible; (v) costs of operating any cafeteria, other food service facility or physical fitness facility for use of tenants generally, (vi) the current amortized portion of capital expenditures for repairs, replacements and improvements, as such is determined by the Landlord using commercially reasonable methods and standards, and (v) the total of any non-capital expenditures or costs for maintenance, repairs and replacements to the Property or any part thereof. Any and all expenses incurred resulting from Tenant’s use and occupancy of the Premises shall be a direct charge to Tenant. Operating Expenses shall not include brokerage and marketing fees, payments of principal, interest, penalties or other charges on mortgages or other indebtedness of Landlord. Operating expenses shall also not include the following:

      a.   salaries, wages, benefits and other expenses of administrative employees and other persons not involved in the daily operations of the Building;

      b.   leasehold improvements made in connection with the preparation of any portion of the Building for occupancy by any other new or existing tenant;

      c.   any expansion of the rentable area of the Building

      d.   costs, expenses or charges properly chargeable or attributable solely to another tenant or tenants;

      e.   any utility or other service used or consumed in the Building by any other tenant or occupant if Tenant’s use or consumption of such utility or other services is separately metered or sub-metered;

      f.   efforts to lease portions of the Building or to procure new tenants for the Building, including advertising expenses, leasing commissions, and attorney’s fees;

      g.   negotiations or disputes with any other tenant of the Building; and

      h.   depreciation of the Building.

             2.6.4 “Taxes”—Definition. “Taxes” means all taxes, assessments and similar charges assessed or imposed on the Land for the then current calendar year by any governmental authority attributable to the Property (including personal property associated therewith). The amount of any special taxes, special assessments and agreed or governmentally imposed “in lieu of tax” or similar charges shall be included in Taxes for any year but shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax, special assessment or such charge required to be paid during or with respect to the year in question. Taxes exclude income taxes of general application and all estate, succession, inheritance and transfer taxes. If at any time during the Term there shall be assessed on Landlord, in addition to or lieu of t he whole or any part of the ad valorem tax on real or personal property, a capital levy or other tax on the gross rents or other measures of building operations, or a governmental income, franchise, excise or similar tax, assessment, levy, charge or fee measured by or based, in whole or in part, upon building valuation, gross rents or other measures of building operations or benefits of governmental services furnished to the Property, then any and all of such taxes, assessments, levies, charges and fees, to the extent so measured or based, shall be included within the term Taxes, but only to the extent that the same would be payable if the Property were the only property of Landlord.

2.7      Electricity

             Landlord shall furnish to Tenant throughout the Term electricity for the operation of lighting fixtures and the HVAC facilities, and 120 volt current for the operation of normal office fixtures and equipment (including, without limitation, computers), but excluding any high energy consumption equipment. Tenant covenants and agrees to pay, as an additional charge, the cost of such electricity, which shall be separately metered and billed directly to Tenant by the electrical company and to pay the cost of obtaining additional electrical service to the Building if this is determined by Tenant or Landlord to be reasonably necessary to support Tenant’s electrical needs. If any of such services are not separately metered to Tenant, then Tenant shall pay its pro rata share of such services within ten (10) days after receiving invoices therefor from Landlord. Landlord shall determine Tenant’s pro rat a share by multiplying the total invoice by a fraction, the numerator of which shall be the Total Rentable Floor Area of the Premises, and the denominator of which shall be the Total Rentable Floor Area of the Building.

2.8      Term Extension

             Tenant shall have one option to extend the Term for an additional five years (the “Extension Term”) by notice given to Landlord at least twelve months before the Term Expiration Date. Tenant’s election shall be exercised, and

Annual Fixed Rent for the Extension Term determined, as set forth below. If Tenant fails timely to exercise its option for the Extension Term, Tenant shall have no extension rights hereunder.

             Tenant’s option so to extend the Term shall be void at Landlord’s election if Tenant is in default beyond applicable notice and cure periods at the time Tenant elects to extend the Term or at the time the Term would expire but for such extension. Any extension of the Term shall be applicable to the entire Premises. During the Extension Term, if any, all provisions of this Lease shall apply except that Tenant shall have no further option to extend the Term after the end of the Extension Term.

             During the Extension Term, Tenant shall pay Annual Fixed Rent equal to 95% of the then prevailing market rate for office space in the greater Boston, Massachusetts “Metro-West” Area (Waltham sub-market) comparable to the Premises in terms of size of space, location of the Building, finish, building quality and otherwise on the terms and conditions of this Lease, but in no event less than the Annual Fixed Rent due during the last year of the initial Term.

             Landlord shall notify Tenant of its estimate of the prevailing market rate (the “Market Rate”) within thirty (30) business days after Tenant exercises an extension option. Tenant shall have the option, within ten (10) business days of Landlord’s notice, to accept or reject Landlord’s estimate, or to withdraw its exercise of the extension option. Failure by Tenant to respond to Landlord’s notice within the ten (10) business day period shall be deemed a rejection of Landlord’s estimate. In the event Tenant rejects or is deemed to reject Landlord’s estimate then the Tenant’s option to extend shall be deemed waived and this Lease shall terminate as of the Term Expiration Date. In the event that Landlord markets the Premises for lease at any time within 60 days after such waiver or rejection by Tenant, Landlord shall initiate such marketing at the aforementioned Market R ate. However, Landlord shall not be required to accept an offer at Market Rate if Landlord, in its sole discretion, deems the proposed tenant unsuitable. Furthermore, Landlord shall have the right to thereafter reduce the asking rental rate if it deems such appropriate in its sole discretion.

             Promptly after the Annual Fixed Rent is determined for the Extension Term, Landlord and Tenant shall enter into an amendment of this Lease confirming the extension of the Term and the new rate for Annual Fixed Rent.

2.9      Security Deposit

             2.9.1. In this Section 2.9, the following definitions apply:

             “Original Amount” means $391,000.00

             “Letter of Credit” means any original Letter of Credit, and any substitute, replacement, or additional letter of credit.

             2.9.2. Simultaneously with the execution of this Lease, the Tenant shall deliver to and deposit with the Landlord a security deposit (the “ Security Deposit”) consisting of (i) cash in the amount of $130,333.00 and (ii) an irrevocable, unconditional, absolutely “clean” Letter of Credit in the face amount equal to $260,667.00 running to the Landlord as the sole beneficiary, which Letter of Credit shall in all ways be satisfactory to the Landlord in its reasonable discretion. Any Letter of Credit shall have a stated duration of and shall be effective for at least one year with provision for automatic successive annual one-year extensions during the Term and for sixty days thereafter provided that Tenant may replace said letter of credit by no later than thirty days before its termination. If Landlord has neither received a written notice of renewal from the issuing bank no r a replacement Letter of Credit satisfying the requirements hereof by no later than thirty (30) days before termination, then Landlord, upon 10 days written notice to Tenant, may draw down the full amount covered by said Letter of Credit and may hold said amount as a cash Security Deposit hereunder, until it receives a satisfactory replacement Letter of Credit. The Tenant shall keep the Letter of Credit in force throughout the Term and for sixty days after the expiration date or the earlier termination of the Term, except that if such earlier termination is based on the Tenant’s default, the Tenant shall keep the Letter of Credit in force until sixty days after the date when the Term would have expired had it not been earlier terminated. The Tenant shall deliver to the Landlord a renewal Letter of Credit no later than thirty days prior to the expiration date of any Letter of Credit issued under this Section 2.9, and if the Tenant fails to do so, the Landlord, upon 10 days written notice to Te nant, may draw the entire amount of the expiring Letter of Credit and hold the proceeds in cash as the Security Deposit. Any Letter of Credit shall be issued by a Boston commercial bank (or other bank satisfactory to and approved by the Landlord) which has capital assets of at least $250,000,000 and capital reserves of at least $7,000,000, and which is a member of the Federal Reserve System. The Original

Amount of the Security Deposit shall be reviewed by Landlord at the time of the expiration or earlier termination of the so-called Mitsubishi Sublease, and may be increased in Landlord’s sole discretion as of such date. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing under this Lease as of the date the Tenant otherwise would be entitled to any such reduction, as of August 1, 2004, the Tenant shall have the right to reduce the amount of the Letter of Credit by fifty percent (50%) to $130,333.00 and the Original Amount to $ $260,666.00. In no event shall the amount of the Security Deposit reduce pursuant to this paragraph after an Event of Default has occured and is continuing.

             2.9.3. If, and as soon as, there shall exist an Event of Default beyond any applicable cure periods under this Lease (and on the occasion of each Event of Default beyond any applicable cure periods if there shall be more than one), the Landlord may draw upon the Security Deposit at any time and from time to time in such amount or amounts as may be necessary to cure the default(s) or to reimburse the Landlord for any sum(s) which the Landlord may have spent to cure the default(s), and if the Landlord has terminated this Lease due to the Tenant’s default(s), the Landlord may also draw upon the Security Deposit in such amount (or all) as may be necessary to obtain any amounts from time to time owed to the Landlord by the Tenant after termination. In the case of each such drawing, the Tenant shall, on demand, cause the Security Deposit to be reinstated to the full amount that was required by thi s Lease prior to the drawing (or, in the case of a Letter of Credit, cause a similar Letter of Credit, aggregating said full amount, to be issued to the Landlord). If at the end of the Lease Term, no Event of Default shall exist, the Security Deposit, or any balance thereof, shall be returned to the Tenant or if at the end of the Term of this Lease, an Event of Default shall exist, then any portion of the Security Deposit not necessary to cure said Event of Default shall be returned to Tenant but not otherwise. The Landlord shall have the right, if an Event of Default occurs, to draw on that portion of the Security Deposit necessary to cure an Event of Default as long as partial drawings are permitted thereunder; otherwise, Landlord shall hold the proceeds thereof (without interest payable to the Tenant) to be applied from time to time against damages and losses. The Landlord shall be entitled to commingle any cash or the proceeds of any Letter of Credit provided to the Landlord as the Security Deposit w ith other funds of the Landlord, and shall not be obligated to pay interest on the deposit to the Tenant. If the Landlord conveys the Landlord’s interest under this Lease, the Security Deposit, or any part thereof not previously applied, may be turned over by the Landlord to the Landlord’s transferee, and, if so turned over, the Tenant agrees to look solely to such transferee for proper application of the Security Deposit in accordance with the terms of this Lease and the return thereof in accordance therewith.

             2.9.4. Upon the written request of the Landlord, from time to time, the Tenant shall make arrangements satisfactory to the Landlord in its reasonable discretion for the transfer of Letter of Credit to any successor landlord or mortgagee of the Property, and from any such mortgagee to the Landlord or any successor mortgagee.

ARTICLE III
LANDLORD’S COVENANTS

3.1      Landlord’s Covenants

             3.1.1 Building Services. Landlord shall furnish services, utilities, facilities and supplies set forth in this Section 3.1.1, for which Tenant shall pay all charges. Tenant may obtain additional services, utilities, facilities and supplies from time to time upon reasonable advance request to Landlord, or Landlord may furnish the same without request if Landlord reasonably determines that Tenant’s use or occupancy of the Premises necessitates the same (for example where the condition of the Premises necessitates additional cleaning services), and, in either case, the cost of the same shall constitute additional charges to Tenant.

             3.1.1.1 Water Charges. Landlord shall furnish hot and cold water for ordinary office cleaning, toilet, lavatory, food service and drinking purposes.

             3.1.1.2 Heat and Air-conditioning. Landlord shall, through the building heating and air-conditioning system, furnish to and distribute in the Premises heat during the normal heating season and air-conditioning when air conditioning may reasonably be required for the comfortable occupancy of the Premises by Tenant. If Tenant requires additional air-conditioning for business machines, meeting rooms or other purposes, or because of unusual occupancy or unusual electrical loads, any additional air-conditioning units, chillers, condensers, compressors, ducts, piping and other equipment and facilities will be installed and maintained by Landlord at Tenant’s sole cost, but only to the extent that the same are compatible with the Building and its mechanical systems.

             3.1.1.3 Energy Conservation. Tenant agrees to cooperate with Landlord and to abide by all reasonable regulations which Landlord may, from time to time, prescribe for the proper functioning and protection of the heating and air-conditioning systems and in order to maximize the effect thereof and to conserve heat and air-conditioning. Notwithstanding anything to the contrary in this Section 3.1.1 or otherwise in this Lease, Landlord may institute such policies, programs and measures as may be in Landlord’s reasonable judgment necessary, required or expedient for the conservation or preservation of energy or energy services, or as may be necessary to comply with applicable codes, rules, regulations or standards.

             3.1.2 Repairs. Except as otherwise provided in this Lease, and except for repairs to items referred to below necessitated by Tenant’s act or neglect (which shall be Tenant’s repair obligation under Section 4.1), Landlord shall make such repairs to the roofs, exterior walls, exterior windows, floor slabs, core walls, and common areas and facilities (including but not limited to electrical systems, plumbing, elevators, and heating, ventilating and air conditioning systems) in the Building as may be necessary to keep them in good condition. The reasonable cost of any and all such repairs shall constitute “Operating Expenses” under Section 2.6.3 hereof.

             3.1.3 Quiet Enjoyment. Landlord covenants that Tenant, on paying the rent and performing the tenant obligations in this Lease, shall peacefully and quietly have, hold and enjoy the Premises, free from any claim by Landlord or persons claiming under Landlord, but subject to all of the terms and provisions of this Lease, provisions of law and rights of record to which this Lease is or may become subordinate. This covenant is in lieu of any other so-called quiet enjoyment covenant, either express or implied. Tenant acknowledges that Landlord has informed it that Landlord may expand the Building or otherwise alter or relocate common facilities, as further provided for in Section 2.3 hereof, and Tenant hereby accepts the fact that there may be noise and other disruptions incident to any such construction, but Tenant does not accept a reduction in the number of rentable square feet in the premise s. Tenant hereby agrees that such construction work and noise shall not be a default of this Lease so long as the construction and noise do not materially interfere with Tenant’s access to the Premises or render Tenant’s use of the Premises impracticable. Landlord will exercise reasonable efforts to minimize any such disruptions; however, the exercise of such efforts shall not include a requirement that the construction work take place at other than regular business hours.

3.2      Interruption

             Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of Landlord or its agents entering the Premises for any of the purposes authorized in this Lease or for repairing the Premises however the necessity may occur unless such loss is caused by the gross negligence or willful misconduct of Landlord or its employees, agents or contractors and further provided Landlord shall not unreasonably interfere with Tenant’s use of the Building. In case Landlord is prevented or delayed from diligent construction of improvements, making any alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on Landlord’s part, by reason of any cause reasonably beyond Landlord’s control, Landlord shall not be liable to Tenant therefor, nor except as otherwise provided in Section 5.1 and in the paragraph below, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises. In no event shall Landlord be liable for indirect or consequential damages arising out of any default by Landlord.

             Landlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, Landlord shall exercise reasonable diligence to eliminate the cause thereof. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary interruption of Tenant’s use of the Premises by reason thereof. In all circumstances in which Landlord deems interruption necessary, Landlord will use reasonable efforts to minimize such interruption.

3.3      Hazardous Materials

             Landlord shall indemnify and hold harmless Tenant, its agents, employees, independent contractors and invitees (the “Tenant Group”) (and shall defend such persons with counsel reasonably approved by Tenant) against any claim, loss or cost arising from any release of hazardous substances or materials (as described in Section 4.2) on Landlord’s Property except any release of hazardous materials on the Premises occurring while Tenant or any person acting under Tenant is in possession of the Premises, or if occurring elsewhere than on the Premises if caused by Tenant or persons acting under Tenant as provided in Section 4.2. Notwithstanding any other provisions of this Lease to the contrary, Landlord shall indemnify and hold harmless the Tenant Group against any claim, loss or cost arising from any release of hazardous materials on the Premises or the Property if such release is caused or per mitted by the gross negligence or willful misconduct of Landlord, its agents, employees or contractors.

3.4      Insurance

             3.4.1 Property Insurance and Related Coverages. Landlord agrees to maintain throughout the Term, with companies licensed and approved to write insurance in Massachusetts, property insurance against direct physical loss or damage to the Building on an “all-risks,” agreed amount basis in an amount equal to the physical replacement cost of the Building and also including such extended coverages and endorsements usually required by commercial lenders in conjunction with loans secured by properties such as the Property or as typically obtained by owners of properties such as the Property, including, but not limited to, rent interruption, environmental, earthquake and flood insurance. Landlord shall not be required to carry insurance with respect to any property which Tenant is required to insure pursuant to Section 4.5. The cost of such insurance shall be part of the Operating Costs payable by Tenant.

             3.4.2 Liability Insurance. Throughout the Term (and such further time as Tenant or any person claiming through Tenant occupies any part of the Premises) Landlord shall maintain (at Tenant’s expense) in a responsible company or companies liability insurance, insuring Landlord and Tenant, as their respective interests may appear, against all claims, demands or actions for injury, death, and property damage in amounts not less than $1,000,000 per incident and $10,000,000.00 in the aggregate. All insurance obtained by Landlord under this Lease shall be secured from established reputable companies at reasonable and competitive rates. The cost of such insurance shall be part of the Operating Costs payable by Tenant.

ARTICLE IV
TENANT’S ADDITIONAL COVENANTS

4.1      Maintenance and Repair

             Except as otherwise expressly provided in this Lease and except for either damage by fire or casualty, or reasonable wear and tear, Tenant shall at all times keep the Premises clean, neat and in as good repair, order and condition as the same are at the beginning of the Term or may be put in thereafter. The foregoing shall include without limitation Tenant’s obligation to maintain floors and floor coverings, to paint and repair walls and doors, to replace and repair ceiling tiles, lights and light fixtures, drains and the like, and clean the Premises.

4.2      Use, Waste and Nuisance

             Throughout the Term, Tenant shall use the Premises for the Permitted Uses only, and shall not use the Premises for any other purpose. Tenant shall not injure, overload, deface or commit waste in the Premises or any part of the improvements on the Land, nor permit the emission therefrom of any objectionable noise, light or odor, nor use or permit any use of the Premises which is improper, offensive, contrary to law or ordinance or which is liable to invalidate or increase the premium for any insurance on the Premises or its contents or which is liable to render necessary any alterations or additions in the Premises, nor obstruct in any manner any portion of the Premises. If Tenant’s use of the Premises results in an increase in the premium for any insurance on the Premises or the contents thereof, Landlord shall notify Tenant in writing of such increase and Tenant shall pay same as additional charges. Tenant may not without Landlord’s consent, which consent may be withheld at Landlord’s sole discretion, install in the Premises any pay telephones, vending machines, water fountains, refrigerators, sinks or cooking equipment.

             Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any biologically or chemically active or other hazardous substances or materials. Tenant shall not allow the storage or use of such substances or materials (except for customary cleaning materials in de minimis amounts) in any manner not sanctioned by law or by the highest standards prevailing in the industry for the storage and use of such substances or materials, nor allow to be brought into the Premises any such materials or substances except to use in the ordinary course of Tenant’s business, and then only after written notice is given to Landlord of the identity of such substances or materials. Without limitation, hazardous substances and materials shall include those described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq., the Resource Conservation and Recovery Act, as amended. 42 U.S.C. §§ 6901 et seq., the Massachusetts Hazardous Waste Management Act, as amended, M.G.L. Chapter 21 C, and the Massachusetts Oil and Hazardous Material Release Prevention Act, as amended M.G.L. Chapter 21 E, and the regulations adopted under these acts. If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of hazardous materials, then the reasonable costs thereof shall be paid by Tenant to Landlord upon demand as additional charges if Tenant is responsible for such release. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord’s reasonable request concerning Tenant’s best knowledge and belief regarding the presence of hazardous materials or materials on the Premises. In all events, Tenant shall indemnify Landlord in the manner provided in Section 5.5 from any release of hazardous materials on the Premises occurring while Tenant or any person acting under Tenant is in possession, or occurring elsewhere than on the Premises if caused by Tenant or persons acting under Tenant. Furthermore, the Tenant shall indemnify and hold harmless the Landlord in the event that Tenant, or any person acting under Tenant, creates a hazardous condition on the Property or releases hazardous materials on the Property which, prior to Tenant’s actions, were not hazardous.

4.3      Rules and Regulations

             Tenant shall conform to all reasonable nondiscriminatory rules and regulations now or hereafter promulgated by Landlord for the care and use of the Premises.

4.4      Safety Appliances

             Tenant shall keep the Premises equipped with all safety appliances and permits which, as a result of Tenant’s particular activities, are required by law or ordinance or by any order or regulation of any public authority or are reasonably required by Landlord, shall keep the Premises equipped at all times with adequate fire extinguishers, and, subject to Section 4.10, shall make all repairs, alterations. replacements, or additions so required as a result of Tenant’s particular activities.

4.5      Indemnification and Insurance

             Tenant shall save Landlord, its mortgagees, agents, employees, independent contractors, invitees, (collectively, the “Indemnitees”) harmless and indemnified against any claim, loss or cost arising in whole or in part out of any injury, loss, theft or damage to any person or property while on or in the Premises, or in transit thereto or therefrom, or out of any condition within or around the Premises, except if due to negligence or willful misconduct of any of the Indemnitees and/or other tenants in the Building, and to any person or property anywhere occasioned by any act, omission, neglect or default of Tenant or of employees, agents, independent contractors or invitees of Tenant or any person acting under Tenant. In addition to the foregoing, Landlord may make all repairs and replacements to the improvements on the Land resulting from acts or omissions of Tenant’s employees, agents, independent contractors or invitees or any other persons acting under Tenant, and Landlord may recover all reasonable costs and expenses thereof from Tenant as additional charges. Throughout the Term (and such further time as Tenant or any person claiming through Tenant occupies any part of the Premises) Tenant shall maintain in a responsible reputable company or companies with a high rating, liability insurance in form satisfactory to Landlord, written on an occurrence basis, insuring the Indemnitees and Tenant, as their respective interests may appear, against all claims, demands or actions for injury, death, and property damage in amounts not less than those specified in Section 1.1 (as such amounts may, from time to time, be reasonably increased by Landlord). All insurance to be maintained by Tenant under this Section 4.5 shall provide that it will not be subject to cancellation, termination, or change except after at least thirty (30) days’ prior written notice to Landlord. A duly executed certif icate or certificates for the same (together with satisfactory evidence of the payment of the premium thereon if requested by Landlord) shall be deposited with Landlord and other parties designated by Landlord at the beginning of the Term and, upon renewals of such policies, within seven days prior to the expiration of the term of such coverage. If Tenant fails to comply with any of the foregoing requirements, Landlord may obtain such insurance on behalf of Tenant and may keep the same in effect, and Tenant shall pay Landlord, as additional charges, the premium cost thereof upon demand.

4.6      Tenant’s Property

             All furnishings, fixtures, equipment, effects and property of Tenant and of all persons claiming through Tenant which from time to time may be on the Premises or in transit thereto or therefrom shall be at the sole risk of Tenant and shall be kept insured by Tenant throughout the term at Tenant’s expense and in prudent amounts, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or be borne by Landlord. Landlord shall be responsible for any damage or destruction if caused by Landlord’s willful misconduct or negligence.

4.7      Entry for Repairs and Inspections

             Tenant shall permit Landlord and its agents to enter and examine the Premises for any purpose at reasonable times and upon reasonable prior notice and, if Landlord shall so elect, to make any repairs or replacements Landlord may deem necessary or desirable. Landlord shall use reasonable efforts to minimize any interference with Tenant caused by such repairs or replacements. In case of an emergency in the Premises, Landlord or its representative may enter the Premises (forcibly, if necessary) at any time to take such measures as may be needed to deal with such emergency. During the last twelve months of the Term or, in the event that the Term is extended as permitted pursuant to Section 2.8 hereof, of the Extended Term, the Landlord shall be permitted access to the Premises for the purpose of showing the Premises to prospective tenants.

4.8      Expenses and Attorneys’ Fees

             Tenant shall pay as additional charges Landlord’s expenses, including reasonable attorneys’ fees, incurred in enforcing any obligations of Tenant under this Lease with which Tenant has failed to comply.

4.9      Assignment, Subletting

             Tenant shall not assign this Lease, or sublet or license the Premises or any portion thereof, or permit the occupancy of all or any portion of the Premises by anybody other than Tenant (all or any of the foregoing actions are referred to as “Subleases” and all or any of the assignees, subtenants, licensees, and other such parties are referred to as “Subtenants”) without obtaining, on each occasion, the prior written consent of the Landlord. The Term “Sublease” shall further include any transfer of Tenant’s interest in this Lease to a subsidiary or corporate affiliate of Tenant, including, but not limited to: (a) any Sublease to any entity succeeding to the business and assets of Tenant, whether by way of merger, consolidation or otherwise, or (b) any Sublease to any entity controlling or controlled by Tenant or controlled by the same persons who control Tenant. For purpo ses of clause (b), control shall mean possession of more than 50% ownership of the shares of beneficial interest of the entity in question. Tenant’s request for consent to a Sublease shall include a copy of the fully negotiated but unsigned Sublease instrument, together with detailed financial, business and other information about the proposed Subtenant. Landlord may not unreasonably withhold or delay its consent to a Sublease, provided that the Sublease is for the entire Premises or for no less than one floor of the Premises hereunder. There shall be no Sublease of less than one floor of the Building at any time. Notwithstanding the provisions hereof, in the event that Tenant desires to vacate the Building and proposes a Sublease for the space that Tenant then occupies, Landlord shall have the option (but not the obligation) to terminate the Lease with respect to the Premises effective upon the date of such proposed Sublease and continuing for the Term by giving Tenant notice of such termination with in 15 business days after Landlord’s receipt of Tenant’s request, provided that if Landlord terminates this Lease, it shall recapture the Premises subject to any approved Subleases then in place. If Tenant does make a Sublease hereunder, and if the aggregate monthly rent and other charges payable to Tenant under and in connection with such Sublease (including without limitation any amounts paid for leasehold improvements or on account of Tenant’s costs associated with such Sublease) exceed the monthly rent and other charges payable hereunder with respect to the space in question, Tenant shall pay to Landlord, as an additional charge, one half the surplus of the amount of such excess on a monthly basis. If the amount of rent and other charges payable under a Sublease or the comparable value given is not readily ascertainable, such amount may, at Landlord’s option, be deemed to equal the fair market rent then obtainable for the space in question. Notwithstanding any such Sublease, the origi nal Tenant named herein shall remain directly and primarily obligated under this Lease. Notwithstanding anything in this Section to the contrary, the Tenant acknowledges that there shall be no Sublease of the Premises except for a Sublease of the entire Premises or of one floor of the Premises..

             If Tenant enters into any Sublease with respect to the Premises, Landlord may, at any time and from time to time require that such Subtenant agree directly with Landlord to be liable, jointly and severally, with Tenant to the extent of the obligations undertaken by or attributable to such Subtenant, for the performance of Tenant’s agreements under this Lease (including payment of rent and other charges under the Sublease), and every Sublease shall so provide. Landlord may collect rent and other charges from the Subtenant and apply the net amount collected to the rent and other charges hereunder, but no such assignment or collection shall be deemed a waiver of the provisions of Section 4.9, or the acceptance of the Subtenant, as a tenant, or a release of Tenant from direct and primary liability for the further performance of Tenant’s covenants hereunder. The consent by Landlord to a particular Su blease shall not relieve Tenant from the requirement of obtaining the consent of Landlord to any further Sublease.

4.10   Alterations

             Except for non-structural alterations costing less than $5,000, Tenant shall make no alterations, additions or improvements to the Premises without the prior written consent of Landlord, which in the case of non-structural alterations costing more than $5,000.00 shall not be unreasonably withheld or delayed, but in the case of structural alterations is to be given or withheld in Landlord’s reasonable discretion, and in any such case such alterations shall only be made in accordance with complete construction documents approved in advance by Landlord. All alterations, additions and improvements, whether or not requiring Landlord’s prior written consent, shall be done only by contractors approved in advance by Landlord. Tenant shall obtain all necessary permits before undertaking any such alterations, additions or improvements and shall carry such insurance and obtain such payment. performance and lien bonds as Landlord shall reasonably require. Tenant shall furnish Landlord with plans of any completed alterations, additions or improvements. Any alterations, additions and improvements to the Premises, except movable furniture and trade fixtures, shall belong to Landlord. All alterations, additions and improvements to the Premises shall be at Tenant’s sole cost. If any mechanic’s lien (which term shall include all similar liens relating to the furnishing of labor and materials) is filed against the Premises, which is claimed to be attributable to Tenant, its agents, employees or contractors, Tenant shall give immediate notice of such lien to Landlord and shall discharge the same by payment or filing any necessary bond within 10 days after Tenant has notice (from any source) of such lien. Landlord’s approval of the construction documents shall signify Landlord’s consent to the work shown thereon only, and Tenant shall be solely responsible for any errors or omissions contained therein.

4.11   Surrender

             At the expiration of the Term or earlier termination of this Lease, without the requirement of any notice, Tenant shall peaceably surrender the Premises including all alterations and additions thereto and all replacements thereof, including carpeting, and water or electricity meters, and all fixtures and partitions, in any way bolted or otherwise attached to the Premises (which shall become the property of Landlord) except removable partitions and equipment owned by Tenant and such alterations and additions as Landlord shall have directed Tenant to remove at the time Landlord approved the construction drawings, the Premises and improvements to be in the condition in which the same are required to be maintained under Section 4.1, ordinary wear and tear excepted. Tenant shall, at the time of termination, remove the goods, effects and fixtures which Tenant is directed or permitted to remove in accordance wit h the provisions of this Section, making any repairs to the Premises and other areas necessitated by such removal and leaving the Premises clean and tenantable, reasonable wear and tear excepted. Should Tenant fail to remove any of such goods, effects, and fixtures, Landlord may have them removed forcibly, if necessary, and such items may be sold by any customary method in order to pay storage costs and other expenses of Landlord. The expense of such removal, storage and reasonable repairs necessitated by such removal shall be borne by Tenant or reimbursed by Tenant to Landlord.

4.12   Personal Property

             Tenant shall pay promptly when due all taxes (and charges in lieu thereof) imposed upon personal property in the Premises, no matter to whom assessed (including, without limitation, fixtures and equipment).

ARTICLE V
CASUALTY AND TAKING

5.1      Damage by Fire or Casualty

             If the Premises or any part thereof shall be damaged by fire or other insured casualty, then, subject to the last paragraph of this Section 5.1, Landlord shall proceed with reasonable diligence, subject to then applicable statutes, building codes, zoning ordinances and regulations of any governmental authority, and at the expense of Landlord, to repair or cause to be repaired such damage. All such repairs made necessary by any act or omission of Tenant shall be made at the Tenant’s expense to the extent that the cost of such repairs are less than the deductible amount in Landlord’s insurance policy. All repairs to and replacements of property which Tenant is entitled to remove shall be made by and at the expense of Tenant unless such property is covered by Landlord’s insurance. If the Premises or any part thereof shall have been rendered unfit for use and occupation hereunder by reason of s uch damage, the Fixed Rent or a just and proportionate part thereof, according to the nature and extent to which the Premises shall have been so rendered unfit, shall be abated until the Premises (except as to the property which is to be repaired by or at the expense of Tenant) shall have been made tenantable and have been restored as nearly as practicable to the condition in which they were immediately prior to such fire or other casualty, provided, however, that if Landlord or any mortgagee of the Premises shall be unable to collect the insurance proceeds (including rent insurance proceeds) applicable to such damage solely because of some action or inaction on the part of Tenant, or the employees, licensees or invitees of Tenant, the cost of repairing such damage shall be paid by Tenant and there shall be no abatement of rent.

             Between 30 and 60 days after any casualty, Tenant may inquire of Landlord as to Landlord’s estimate of the time period necessary to complete repair of the Premises. Within 30 days after such inquiry but by no later than 60 days after the date of such casualty, Landlord shall provide Tenant with Landlord’s architect’s good faith estimate of the time to complete such repairs and if such estimate (which shall be non-binding) shall be more than 180 days from the date of the casualty, then Tenant may terminate this Lease by notice given to Landlord within 30 days after Tenant’s receipt of Landlord’s architect’s estimate.

             If Landlord falls to commence repairs within sixty (60) days after such damage, and such failure is not due to causes beyond the control of Landlord, Tenant may elect to terminate this Lease by notice to Landlord. If Landlord, having commenced such repair, has not completed the repair of such damage within 180 days from the occurrence of such damage or by the date given in any Landlord’s architect’s repair period estimate under the prior paragraph, if later than 180 days (the later of such dates is referred to below as the “Outside Restoration Date”), Tenant may elect to terminate this Lease by notice to Landlord within twenty (20) days of the Outside Restoration Date, the effective termination date pursuant to such notice shall not be less than thirty (30) days after the date on which such termination notice is received by Landlord. The Outside Restoration Date shall be extended by up to an additional 90 days for delays caused by causes beyond the reasonable control of’ Landlord as described in the next sentence. Landlord shall not be liable for delays in the making of any such repairs which are due to government regulation, casualties and strikes, unavailability of labor and materials, delays in obtaining insurance proceeds, and other causes beyond the reasonable control of Landlord nor shall Landlord be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting from delays in repairing such damage, however if such delays continue more than 60 days beyond the initial Outside Restoration Date, Tenant may elect to terminate this Lease in the manner provided above.

             If (i) the Building is so damaged by fire or other casualty (whether or not insured) at any time during the last twenty-four months of the Term that the cost to repair such damage is reasonably estimated to exceed one-third of the total Annual Fixed Rent payable hereunder for the period from the estimated completion date of repair until the end of the Term, or (ii) at any time during the last twenty-four months of the Term the Building (or any substantial portion thereof) is so damaged by fire or other casualty (whether or not insured) that substantial alteration or reconstruction or demolition of the Building (or a substantial portion thereof) shall in Landlord’s reasonable judgment be required, then and in any of such events, this Lease and the term hereof may be terminated at the election of Landlord by a notice from Landlord to Tenant within sixty (60) days following such fire or other casualty, the effective termination date pursuant to such notice shall be not less than thirty (30) days after the day on which such termination notice is received by Tenant. In the event of any termination, the Term shall expire as though such effective termination date were the date originally stipulated in Section 1.1 for the end of the Term and the Fixed Rent and additional charges for Operating Expenses shall be apportioned as of such date.

5.2      Condemnation—Eminent Domain

             If, during the Term, all or any substantial part of the Premises are actually taken away from Landlord or its successors in title by eminent domain, this Lease shall terminate at either Landlord’s or Tenant’s election, which may be made (notwithstanding that Landlord’s entire interest may have been divested) by notice given within 90 days after the event giving rise to the election to terminate arises, specifying the effective date of termination. The effective date of termination specified shall not be less than 60 days after the date of notice of such termination unless an earlier date is required by the terms of the taking. Unless terminated pursuant to the foregoing provisions, this Lease shall remain in full force and effect following any such taking, subject, however, to the following provisions. If in any such case the Premises or any substantial part thereof are rendered unfi t for use and occupation and this Lease is not terminated, Landlord shall use due diligence (following the expiration of the period in which Landlord may terminate this Lease pursuant to the foregoing provisions of this Section, or if Landlord and Tenant waive their right to terminate, following such waiver) to put the Premises, or what may remain thereof (excluding any items installed or paid for by Tenant which Tenant may be required to remove pursuant to Section 4.12), into proper condition for use and occupation, and a just proportion of the Fixed Rent and additional charges for Operating Expenses according to the nature and extent of the injury shall be abated until the Premises or such remainder shall have been put by Landlord in such condition, and in case of a taking which permanently reduces the area of’ the Premises, a just proportion of the Fixed Rent shall bc abated for the remainder of’ the Term.

5.3      Eminent Domain Award

             Except for Tenant’s relocation expenses and any award for Tenant’s personal property and fixtures (specifically so designated by the court or authority having jurisdiction over the matter) Landlord reserves to itself any and all rights to receive awards made for damages to the Premises. or the leasehold hereby created, or any one or more of them, accruing by reason of’ exercise of eminent domain or by reason of anything lawfully done in pursuance of public or other authority. Except as set forth above, Tenant hereby releases and assigns to Landlord all Tenant’s rights to such awards, and covenants to deliver such further assignments and assurances thereof as Landlord may from time to time request, hereby irrevocably designating and appointing Landlord as its attorney-in-fact to execute and deliver in Tenant’s name and behalf all such further assignments thereof.

ARTICLE VI
DEFAULT

6.1      Termination for Default or Insolvency

             This Lease is upon the condition that (1) if Tenant shall fail to perform or observe any of Tenant’s covenants, and if such failure shall continue, (a) in the case of rent or payment of additional charges or any sum due Landlord hereunder or due a third party hereunder for Operating Expenses or Taxes, for more than five (5) days after the due date of such payment, or (b) in any other case, after notice, for more than thirty (30) days (provided that if correction of any such matter reasonably requires longer than 30 days and Tenant so notifies Landlord within 20 days after Landlord’s notice is given together with an estimate of time required for such cure, Tenant shall be allowed such longer period, but only if cure is begun within such 30-day period, such cure is pursued continuously and such delay does not cause increased risk of damage to person or property); (2) if two or more notices’ under clause (1) hereof are given in any twelve month period; (3) if the leasehold hereby created shall be taken on execution, or by other process of law, or if any assignment shall be made of Tenant’s property or (4) if a receiver, guardian, conservator, trustee in bankruptcy or similar officer shall be appointed by a court of competent Jurisdiction to take charge of all or any part of Tenant’s property and such appointment is not discharged within 90 days thereafter or if a petition including, without limitation, a petition for reorganization or arrangement is filed by Tenant under any bankruptcy law or is filed against Tenant and the same shall not be dismissed within 90 days from the date upon which it is filed, then, and in any of said cases, Landlord may, immediately or at any time thereafter, elect to terminate this Lease by written notice of termination to Tenant, by entry, or by any other means available under law and may recover possession of the Premises as provided herein. Upon terminat ion by written notice, by entry, or by any other means available under law, Landlord shall be entitled immediately, in the case of termination by notice or entry, and otherwise in accordance with the provisions of law to recover possession of the Premises from Tenant and those claiming through or under the Tenant. Such termination of this Lease and repossession of the Premises shall be without prejudice to any remedies which Landlord might otherwise have for arrears of rent or for a prior breach of the provisions of this Lease. Tenant waives any statutory notice to quit and equitable rights in the nature of further cure or redemption, and Tenant agrees that upon Landlord’s termination of this Lease Landlord shall be entitled to re-entry and possession in accordance with the terms hereof. Landlord may, upon 5 days’ notice, store Tenant’s personal property (and those of any person claiming under Tenant) at the expense and risk of Tenant or, if Landlord so elects, Landlord may sell such personal property at public auction or auctions or at private sale or sales after seven days notice to Tenant and apply the net proceeds to the earliest of installments of rent or other charges owing Landlord. If Landlord exercises its option to designate a notice of default hereunder as a statutory notice to quit, any grace periods provided for herein shall run concurrently with any statutory notice periods. Landlord and Tenant waive trial by jury in any action to which they are parties.

6.2      Reimbursement of Landlord’s Expenses

             In the case of termination of this Lease pursuant to Section 6.1, Tenant shall reimburse Landlord for all reasonable expenses arising out of such termination, including without limitation, all costs incurred in collecting amounts due from Tenant under this Lease (including reasonable attorneys’ fees, costs of litigation and the like); all expenses incurred by Landlord in attempting to relet the Premises or parts thereof (including advertisements, brokerage commissions, tenant’s allowances, costs of preparing space, and the like); all of Landlord’s then unamortized costs of special inducements provided to Tenant (including without limitation rent holidays, rent waivers, above building standard leasehold improvements, and the like) and all Landlord’s other reasonable expenditures necessitated by the termination. The reimbursement from Tenant shall be due and payable immediately from time to time upon notice from Landlord that an expense has been incurred, without regard to whether the expense was incurred before or after the termination.

6.3      Intentionally Deleted

6.4      Claims in Bankruptcy

             Nothing herein shall limit or prejudice the right of Landlord to prove and obtain in a proceeding for bankruptcy, insolvency, arrangement or reorganization, by reason of the termination, an amount equal to the maximum allowed by a statute or law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount is greater than, equal to, or less than the amount of the loss or damage which Landlord has suffered.

6.5      Interest on Unpaid Amounts

             If any payment of Annual Fixed Rent, additional charges, or other payment due from Tenant to Landlord hereunder is not paid when due after applicable notice and cure periods, then in addition to all other remedies hereunder, Tenant shall pay to Landlord interest on such unpaid amount each month and for each part thereof during which said delinquency continues at an annual rate of six (6) percentage points over the then Fleet Boston prime rate provided, however, in no event shall such interest exceed the maximum amount permitted to be charged by applicable law.

ARTICLE VII
MISCELLANEOUS

7.1      Holdover

             If Tenant remains in the Premises after the termination or expiration of the Term, such holding over shall be, except as Landlord may elect pursuant to the next sentence, as a tenant at will or tenant by the month (requiring 30 days notice of termination by either party to the other) at a monthly fixed rent equal to two times the Fixed Rent due hereunder for the last month of the Term, and otherwise subject to all the covenants and conditions (including obligations to pay additional charges under Section 2.6 of this Lease) as though it had originally been a monthly tenancy. Notwithstanding the foregoing, if Landlord desires to regain possession of the Premises promptly after the termination or expiration hereof and prior to acceptance of rent for any period thereafter, Landlord may, at its option, forthwith reenter and take possession of the Premises or any part thereof without process or by any legal pr ocess in force in The Commonwealth of Massachusetts.

             Notwithstanding the establishment of any holdover tenancy following the expiration or earlier termination of the Term, if Tenant fails promptly to vacate the Premises at the expiration or earlier termination of the Term, Tenant shall save Landlord harmless and indemnified against any claim, loss, cost or expense (including reasonable attorneys’ fees) arising out of Tenant’s failure promptly to vacate the Premises (or any portion thereof).

7.2      Estoppel Certificates

             At Landlord’s request, from time to time, Tenant agrees to execute and deliver to Landlord, within ten (10) days after such request, a certificate which acknowledges the dates on which the Term begins and ends, the tenancy and possession of the Premises and recites such other facts concerning any provision of the Lease or payments made under the Lease which Landlord or a mortgagee or lender or a purchaser or prospective purchaser of the Building or any interest therein or any other party may from time to time reasonably request to the extent such statements of fact are true.

7.3      Notice

             Any notice, approval, consent and other like communication hereunder from Landlord to Tenant or from Tenant to Landlord shall be effective only if given in writing and shall be deemed duly served or delivered or given or like terms if and when hand delivered or, if and when mailed prepaid certified mail (in either case, whether or not accepted for delivery). Communications to Tenant shall be addressed to Tenant at the Original Address of Tenant set forth in Section 1.1. or after the Term Commencement Date, to the Premises. Communications to Landlord shall be addressed to the Address of Landlord set forth in Section 1.1. Either party may from time to time designate other addresses within the continental United States by notice to the other.

7.4      Landlord’s Right to Cure

             At any time and with notice to Tenant, Landlord may, but need not, cure any failure by Tenant to perform its obligations under this Lease. Whenever Landlord chooses to do so, all reasonable costs and expenses incurred by Landlord in curing any such failure, including, without limitation, reasonable attorney’s fees and interest as provided in Section 6.6. shall be paid by Tenant to Landlord promptly on demand.

7.5      Successors and Assigns

             This Lease and the covenants and conditions herein contained shall inure to the benefit of and be binding upon Landlord, its successors and assigns, and shall be binding upon Tenant, its successors and assigns, and shall inure to the benefit of Tenant and only such Subtenants of Tenant as are permitted hereunder. The term “Landlord” means the original Landlord named herein and its successors and assigns. The term “Tenant” means the original Tenant named herein and its permitted successors and assigns.

7.6      Brokerage

             Tenant and Landlord each warrant to each other that it has had no dealings with any broker or agent in connection with this Lease except for any broker designated in Section 1.1. Tenant and Landlord covenant to pay, hold harmless and indemnify the other from and against any and all costs, expense or liability for any compensation, commissions and charges claimed by any broker or agent other than any such broker designated in Section 1.1 with respect to this Lease or the negotiation thereof arising from a breach of the foregoing warranty. Landlord shall be responsible for payment of any brokerage commission to any broker designated in Section 1.1.

7.7      Waiver

             The failure of Landlord or of Tenant to seek redress for violation of, or to insist upon strict performance of, any covenant or condition of this Lease, or, with respect to such failure of Landlord, any of the Rules and Regulations referred to in Section 4.3, whether heretofore or hereafter adopted by Landlord, shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the effect of an original violation, nor shall the failure of Landlord to enforce any of said Rules and Regulations against any other tenant of the Building be deemed a waiver of any such Rules or Regulations. The receipt by Landlord of Fixed Rent or additional charges with knowledge of the breach of any covenant of this Lease shall not be deemed waiver of such breach. No provision of this Lease shall be deemed to have been waived by Landlord or by Tenant , unless such waiver be in writing signed by the party to be charged. No consent or waiver, express or implied, by Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

7.8      Accord and Satisfaction

             No acceptance by Landlord of a lesser sum than the Fixed Rent and additional charges then due shall be deemed to be other than on account of the earliest installment of such rent and charges due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy provided in this Lease. The delivery of keys to Landlord shall not operate as a termination of this Lease or a surrender of the Premises.

7.9      Remedies Cumulative

             The specific remedies to which Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies to which it may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease.

7.10   Partial Invalidity

             If any term of this Lease, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Lease shall be valid and enforceable to the fullest extent permitted by law.

7.11   Waivers of Subrogation

             Any insurance carried by either party with respect to the Premises or property therein or occurrences thereon shall, if it can be so written without additional premium or with an additional premium which the other party agrees to pay, include a clause or endorsement denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured hereunder prior to occurrence of injury or loss. Each party, notwithstanding any provisions of this Lease to the contrary, hereby waives any rights of recovery against the other for injury or loss due to hazards covered by such insurance to the extent of the indemnification received thereunder.

7.12   Entire Agreement

             This Lease contains all of the agreements between Landlord and Tenant with respect to the Premises and supersedes all prior writings and dealings between them with respect thereto.

7.13   No Agreement Until Signed

             The submission of this Lease or a summary of some or all of its provisions for examination does not constitute a reservation of or option for the Premises or an offer to lease and no legal obligations shall arise with respect to the Premises or other matters herein until this Lease is executed and delivered by Landlord and Tenant.

7.14   Signage

             Tenant shall have the right, at its sole cost and expense, subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, to install signage outside of the Premises as long as it complies with the by-laws of the City of Waltham and with any other applicable laws and regulations. Landlord reserves the right to install signage on the Property for any advertising or marketing purposes. The location, size and style of any such signage shall be determined by Landlord in its reasonable discretion.

7.15   Intentionally Omitted

7.16   Miscellaneous Provisions

             This Lease may be executed in counterparts and shall constitute the agreement of Landlord and Tenant whether or not their signatures appear in a single copy hereof. This Lease shall be construed as a sealed instrument and shall be governed exclusively by the provisions hereof and by the laws of The Commonwealth of Massachusetts as the same may from time to time exist. The titles are for convenience only and shall not be considered a part of the Lease. Where the phrases “persons acting under Tenant” or “persons claiming under Tenant” or similar phrases are used, the persons included shall be all employees, agents, independent contractors and invitees of Tenant or of any Subtenant of Tenant. The enumeration of specific examples of or inclusions in a general provision shall not be construed as a limitation of the general provision. If Tenant is granted any extension option, expansion opti on or other right or option, the exercise of such right or option (and notice thereof) must be unconditional to be effective, time always being of the essence to the exercise of such right or option, and if Tenant purports to condition the exercise of any option or to vary its terms in any manner, then the option granted shall be void and the purported exercise shall be ineffective. Unless otherwise stated herein, any consent or approval required hereunder shall not be unreasonably withheld or delayed by the party whose consent or approval is required. Nothing herein shall be construed as creating the relationship between Landlord and Tenant of principal and agent or of partners or joint venturers or any relationship other than landlord and tenant. This Lease and all consents, notices, approvals and all other documents relating hereto may be reproduced by any party by photographic, microfilm, microfiche or other reproduction process and the originals thereof may be destroyed; and each party agrees that any r eproductions shall be admissible in evidence as the original itself in any Judicial or administrative proceeding (whether or not the original is in existence and whether or not reproduction was made in the regular course of business) and that any further reproduction of such reproduction shall likewise be admissible in evidence. This Lease may be amended only by a writing signed by all of the parties hereto. Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery of it does not constitute an offer to Tenant or an option. This Lease shall not be effective against any party hereto until an original copy of this Lease has been signed by such party.

ARTICLE VIII
LANDLORD’S LIABILITY AND ASSIGNMENT FOR FINANCING

8.1      Landlord’s Liability

             Tenant agrees from time to time to look only to Landlord’s interest in the Building for satisfaction of any claim against Landlord hereunder or under any other instrument related to the Lease (including any separate agreements between the parties and any notices or certificates delivered by Landlord) and not to any other property or assets of Landlord.

             If Landlord from time to time transfers its interest in the Building, then from and after each such transfer, Tenant shall look solely to the interests in the Building of each of Landlord’s transferees for the performance of all of the obligations of Landlord arising hereunder after the date of such transfer or under any related instrument, including any and all obligations of the Landlord arising prior to the transfer in question. The obligations of Landlord shall not be binding on any partners (or trustees or beneficiaries) of Landlord or on any successor, individually, but only upon Landlord’s or such successor’s interest described above. In no event shall Landlord ever be liable for any indirect or consequential damages.

8.2      Assignment of Rents

             If, at any time and from time to time, Landlord assigns this Lease or the rents payable hereunder to the holder of any mortgage on the Building, or to any other party for the purpose of securing financing (the holder of any such mortgage and any other such financing party are referred to herein as the “Financing Party”), whether such assignment is conditional in nature or otherwise, the following provisions shall apply:

      (i)   Such assignment to the Financing Party shall not be deemed an assumption by the Financing Party of any obligations of Landlord hereunder unless such Financing Party shall, by written notice to Tenant, specifically otherwise elect;

      (ii)   Except as provided in (i) above and (iii) below, the Financing Party shall be treated as having assumed Landlord’s obligations hereunder (subject to Section 8.1) only upon foreclosure of its mortgage (or voluntary conveyance by deed in lieu thereof) and the taking of possession of the Premises after foreclosure (or voluntary conveyance) and, with respect to obligations regarding return of the Security Deposit, only upon receipt of the funds constituting such Security Deposit;

      (iii)   Subject to Section 8.1 the Financing Party shall be responsible for only such breaches under the Lease by Landlord which occur during the period of ownership by the Financing Party after such foreclosure (or voluntary conveyance by deed in lieu thereof) and taking of possession, as aforesaid.

             In the event Tenant alleges that Landlord is in default under any of Landlord’s obligations under this Lease, Tenant agrees to give the holder of any mortgage of which it has been given written notice, by registered mail, a copy of any notice of default which is served upon the Landlord, provided that prior to such notice, Tenant has been noticed in writing, (whether by way of notice of an assignment of lease, request to execute an estoppel letter, or otherwise) of the address of any such holder. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided by law or such additional time as may be provided in such notice to Landlord, such holder shall have thirty (30) days after the last date on which Landlord could have cured such default within which such holder will be permitted to cure such default. If such default cannot be cured within such thirty day pe riod, then such holder shall have such additional time as may be necessary to cure such default but not in excess of two (2) months (or such shorter time as may be acceptable to the holder), if within such thirty day period such holder has commenced and is diligently pursuing the remedies necessary to effect such cure (including, but not limited to, commencement of foreclosure proceedings, if necessary, to effect such cure), in which event Tenant shall have no right with respect to such default while such remedies are being diligently pursued by such holder.

             In all events, any liability of a Financing Party shall be limited to the interest of such Financing Party in the Land and Building, and in no event shall a Financing Party ever be liable for any indirect or consequential damages.

             Tenant hereby agrees to enter into such agreements or instruments as may, from time to time, be requested in confirmation of the foregoing.

ARTICLE IX
SUBORDINATION

             This Lease shall be subject and subordinate to any mortgages that may now or hereafter be placed upon the Building and/or the Land and to any and all advances to be made under such mortgages and to the interest thereon, and all renewals, extensions and consolidations thereof. Any mortgagee may elect to give this Lease priority to its mortgage, except that the Lease shall not have priority to (i) the prior rights to insurance proceeds and the disposition thereof under the mortgage; (ii) the prior rights to condemnation awards and the disposition thereof under the mortgage; and (iii) intervening liens. In the event of such election and upon notification by such mortgagee, this Lease shall be deemed prior in lien to the said mortgage. This Section shall be self-operative, but in confirmation thereof, Tenant shall execute and deliver whatever instruments may be required by the mortgagee (or mortgagees) to acknowledge such subordination or priority in recordable form so long as the terms thereof are consistent with the terms of the Lease, and if Tenant fails to do so within ten (10) days after demand, Tenant shall be deemed in default of this Lease. The Tenant hereby agrees to accept such changes to the terms of this Lease, which a mortgagee may request as part of a subordination agreement, as long as such changes do not affect the Tenant’s monetary obligations or the lease term hereunder. Landlord shall provide Tenant with a reasonably satisfactory non-disturbance and attornment agreement from each current mortgagee of the Property within thirty (30) days after the date of execution hereof by all parties hereto.

ARTICLE X
PARKING

             On and after the Term Commencement Date Landlord agrees to provide (without additional rent or charge to Tenant) automobile parking in the parking areas serving the Building for the benefit and use of the customers and employees of Tenant and all other tenants of the Building (if any). Wherever the words “automobile parking area” are used in this Lease, it is intended that the same shall include, whether in a surface parking area or a parking structure, the automobile parking stalls, driveways, entrances, exits, sidewalks, landscaped areas, pedestrian passageways in conjunction therewith and other areas designated for parking. Tenant shall not over burden the parking areas. Nothing contained herein shall be deemed to create liability upon Landlord for any damage to motor vehicles of customers or employees or from loss of property from within such motor vehicles, unless caused by the gross neglig ence, or reckless or willful misconduct of Landlord, its agents, servants and employees. Landlord shall have the right to establish and enforce against all users of the automobile parking area, such reasonable rules and regulations as may be deemed necessary and advisable for the proper and efficient operation and maintenance of the automobile parking area. Landlord further reserves the right to modify and/or relocate within the land or adjacent parcels the parking area and driving lanes from time to time, including, but not limited to the right to re-stripe and reconfigure the parking spaces therein, which may further include the right to increase or decrease the number of spaces therein, provided that in no event shall Landlord decrease the number of spaces by more than 10%.

             Landlord shall at all times during the term hereof have the sole and exclusive control of the automobile parking area, and may at any time during the term hereof exclude and restrain any person from use thereof, excepting, however, Tenant and its employees, bona fide customers, patrons and service suppliers of Tenant.

             Executed to take effect as a sealed instrument.

LANDLORD

By:	LGP LIMITED PARTNERSHIP LGP Inc., its sole general partner
By:

Name, Title

TENANT

IKOS SYSTEMS, INC.
By:

Name, Title

EXHIBIT A
FLOOR PLAN

EXHIBIT B
SITE PLAIN